As filed with the Securities and Exchange Commission on April 24 , 2014

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RADCOM Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 Raoul Wallenberg Street
Tel Aviv 69719, Israel
(Address of Principal Executive Offices)(Zip Code)

RADCOM LTD. 2013 SHARE OPTION PLAN
(Full title of the plans)

RADCOM Equipment, Inc.
Six Forest Avenue
Paramus, New Jersey 07652
(201) 518-0033

(Name and address of agent for service)(Telephone number, including area code, of agent of service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Omer Mor, Adv. RADCOM Ltd. 24 Raoul Wallenberg Street Tel Aviv 69719, Israel Tel: (972) 77-774-5059 Fax: (972) 3-6474681	Aaron M. Lampert, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Tel: (972) 3-608-9999 Fax: (972) 3-608-9855

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (6)
Ordinary Shares of Radcom Ltd., par value NIS 0.20 per share	96,750	(2)	$4.34	(4)	420,261	57.31	(7)
("Ordinary Shares")	153,250	(3)	$6.66	(5)	1,020,645	139.22	(7)

Total	250,000		N/A		1,440,906	196.53

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") shall also cover any additional Ordinary Shares which become issuable under the Radcom Ltd. 2013 Share Option Plan (the "2013 Plan) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of Radcom Ltd. as a result of share splits, share dividends and antidilution provisions.

(2)	Represents Ordinary Shares subject to issuance upon the exercise of options outstanding under the 2013 Plan.

(3)	Represents Ordinary Shares subject to issuance upon the exercise of options to be granted under the 2013 Plan.

(4)
Calculated pursuant to Rule 457(h)(1) under the Securities Act.  The Proposed Maximum Offering Price Per Share is the weighted average exercise price of outstanding options granted under the Plans, as applicable.

(5)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the NASDAQ Capital Market on 17 April 2014.

(6)	Rounded up to the nearest cent.

(7)	Calculated pursuant to Section 6 of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.00013640.

REGISTRATION OF ADDITIONAL SECURITIES – EXPLANATORY NOTE

A Registration Statement was filed with the Securities and Exchange Commission (the "Commission") on July 29, 2013 (File No. 333- 190207) (the “Prior Registration Statement”) to register under the Securities Act  250,000 Ordinary Shares, par value NIS 0.20 per share ("Ordinary Shares"), of Radcom Ltd. (the "Company") to be offered and sold pursuant to the Company's 2013 Share Option Plan, as amended (the "2013 Plan").

This Registration Statement has been prepared and filed pursuant to General Instruction E to Form S-8, for the purpose of effecting the registration under the Securities Act of an additional 250,000 Ordinary Shares, to be offered and sold pursuant to the Company's 2013 Share Option Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement related to the 2013 Plan are incorporated by reference herein, and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The Commission allows the Company to "incorporate by reference" the information the Company files with or submits to it, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with or submitted to the Commission will update and supersede this information. The following documents are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 26, 2014;

(ii)	All reports filed or submitted pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2013, to the extent that such reports identify information therein as being incorporated by reference into previously filed  registration statements; and

(iii)	The description of the Ordinary Shares, contained in the Company’s Registration Statement on Form F-1 (File No. 333-05022), filed with the Commission on June 12, 1996, and any amendment thereto or report filed for the purpose of amending such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any reports on Form 6-K subsequently submitted by the Company to the Commission during such period (or portions thereof) that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.                                Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv, State of Israel, on April 24,  2014.

RADCOM Ltd.

By: /s/ Gilad Yehudai
Name:	Gilad Yehudai
Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Gilad Yehudai and David Ripstein as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Radcom Ltd. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any requirements of the Securities and Exchange Commission (the "Commission") in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zohar Zisapel Zohar Zisapel	Chairman of the Board of Directors	April 24, 2014

/s/ David Ripstein David Ripstein	President and Chief Executive Officer	April 24, 2014

/s/ Gilad Yehudai Gilad Yehudai	Chief Financial Officer	April 24, 2014

/s/ Uri Har Uri Har	Director	April 24, 2014

/s/ Irit Hillel Irit Hillel	Director	April 24, 2014

/s/ Matty Karp Matty Karp	Director	April 24, 2014

/s/ Rachel Bennun Rachel Bennun	Director	April 24, 2014

Authorized Representative in the United States: RADCOM Equipment, Inc. By: /s/ David Ripstein Name: David Ripstein Title: Chief Executive Officer		April 24, 2014

EXHIBIT INDEX

Exhibit Number		Description

5.1	–	Opinion of Goldfarb Seligman & Co.

23.1	–	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst and Young Global, dated April 24, 2014.

23.3	–	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

24	–	Power of Attorney (included in the signature pages hereof).

99.1	–	Radcom Ltd. 2013 Share Option Plan (1).

(1) Incorporated herein by reference to the Registration Statement filed with the Securities and Exchange Commission on July 29, 2013 (File No. 333-190207)